UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12.

AmerInst Insurance Group, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AmerInst Insurance Group, Ltd.

c/o USA Risk Group (Bermuda), Ltd.

Windsor Place

18 Queen Street

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING

JUNE 1, 2006

Notice is hereby given that the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at the Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM BX, Bermuda on Thursday, June 1, 2006, at 1:30 p.m., local time, for the following purposes:

1.	To consider and act upon the nomination of Ronald S. Katch, John T. Schiffman and Murray Nicol for election as directors;

2.	To ratify the appointment of Deloitte & Touche as our independent auditors for fiscal year 2006;

3.	To consider and act upon a proposal to increase the number of our authorized shares;

4.	To consider and act upon a shareholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You can vote at the annual meeting in person or by proxy if you were a stockholder of record on April 18, 2006. Copies of our proxy statement, a proxy and our annual report accompany this notice. It is important that your shares are represented at the annual meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible. We appreciate your cooperation.

By order of the Board of Directors

Ronald S. Katch

Chairman of the Board

May 4, 2006

YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED

PROXY AND RETURN IT PROMPTLY. THE PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE.

AMERINST INSURANCE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING

JUNE 1, 2006

GENERAL INFORMATION

We have sent you this proxy statement because our Board of Directors is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2006, and at any postponement or adjournment of that meeting. The meeting is to be held at the Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM BX, Bermuda at 1:30 pm, local time, on June 1, 2006.

If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the annual meeting, to Secretary, AmerInst Insurance Group, Ltd., c/o USA Risk Group (Bermuda) Ltd., Windsor Place, 18 Queen Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, or by voting in person at the meeting.

Our principal executive offices are located at Windsor Place, 18 Queen Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone 441-296-3973). This Proxy Statement is dated May 4, 2006, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AIIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on April 18, 2006 are entitled to vote at the annual general meeting of stockholders. The only issued and outstanding voting stock of the Company is our common stock, of which 331,751 shares were outstanding on the record date. Each share of common stock is entitled to one vote. We need at least two persons present in person at the annual meeting and representing in person or by proxy at least one-third of the total issued and outstanding voting common shares to hold the annual meeting.

In order to assure the presence of a quorum, we urge you to promptly complete, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting in person.

Each of the matters intended to be presented to the meeting and described in this proxy statement require the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or represented by proxy. On the proposals to ratify the appointment of Deloitte & Touche, to increase our authorized shares, and to consider the shareholder proposal, if properly presented at the meeting, you can vote to “abstain.” If you vote to “abstain,” your shares will not be counted in the determination of the common shares voting on such matter, but will be counted for quorum purposes. Broker non-votes are also not counted in the vote, but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the meeting.

ITEM 1—ELECTION OF DIRECTORS

Our board currently has nine members as fixed by a stockholder resolution of July 2, 1999. Our bye-laws divide the directors into three classes. The directors in a given class are elected for a term of three years, and the term of each class expires in successive years. Our board, upon recommendation of our nominating committee, has nominated Ronald S. Katch, Murray Nicol, and John T. Schiffman, whose terms expire this year, each to a three-year term expiring at the 2009 annual meeting, or until their successor(s) shall have been duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for election of these three nominees. If any nominee would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person as the Board of Directors at the time recommends to serve in place of such nominee.

Presented below is the name, age, officer position with the Company, principal business experience during the last five years, and other information regarding each person proposed to be nominated for election as a director as well as the continuing directors. Our officers are elected annually by the Board of Directors to serve for a term of one year or until a successor is duly elected and qualified.

Nominees for Election as Directors for a three year term expiring in 2009

Ronald S. Katch, CPA, age 72, Chairman of the Board of Directors since December 1999. Director of the Company since July 1998. Treasurer of AmerInst Insurance Group, Inc. (“AIIG”), the Company’s predecessor, from 1991 to December 1999. Director of AIIG from its formation in September of 1987 to December 1999. Managing Partner of Katch, Tyson & Company, CPAs, located in Northfield, Illinois, USA. Former member and Chairman of the AICPA Professional Liability Insurance Plan Committee. Former member of the governing Council of the AICPA and former director and Secretary of the Illinois CPA Society.

Murray Nicol, CA, age 39, Director, Vice President and Treasurer of the Company since November 2002. Senior Account Manager and Vice President of USA Risk Group (Bermuda) Ltd. since February 2002. Financial controller of Viking Food Group Ltd. from January 2001 through February 2002. Account Manager at Marsh Bermuda from February 1998 through January 2001. Audit Senior at Anderson, Anderson & Brown (Scotland) from June 1992 to January 1998. Mr. Nicol is a Chartered Accountant.

John T. Schiffman, CPA, age 65, Director of the Company since September 2003. President of Schiffman, Paul & Dattilio, P.C., Hanover, New Hampshire, a CPA and management advisory firm, since 1995. He is a former Director & Chair—Audit Committee, Public Service Company of New Hampshire, President, New Hampshire CPA Society and Chairman, AICPA Life Insurance Trust. He is a current Member, National Accreditation Commission and is licensed in New Hampshire and Vermont, qualified as a Certified Valuation Analyst (C.V.A.) and has extensive alternative dispute resolution and litigation service experience. He is the founder of CPAArbitrator.com, Community Tax Prep LLC, and the owner of Dartmouth Bookstore, Inc. He currently serves both as a Director and Secretary of Bethel Mills, Inc. and Northern Communities Investment Corporation.

The board recommends that you vote “FOR” the election

of Messrs. Katch, Nicol, and Schiffman.

Directors Continuing in Office—term expiring in 2007

Stuart H. Grayston, age 65, President of USA Risk Group (Bermuda) Ltd. since November 2001. Director and President of the Company since May 2002. Founder and President of Grayston Consulting Services since April 1993. Mr. Grayston was with Frank B. Hall from 1988 to 1992 as President and CEO of their worldwide Alternative Market Division, which included captive management operations in Bermuda, Vermont and Colorado. Prior to 1988, Mr. Grayston was President of Skandia Insurance Management and Hanna Insurance Management in Bermuda, which merged with a captive insurance management firm in Bermuda that Mr. Grayston established in 1977.

Jerome A. Harris, CPA, age 63, Director of the Company since July 1998. Vice Chairman of the Company since June 2003. Assistant Secretary of the Company since September 1999. Secretary and Assistant Treasurer of AIIG from May 1998 to December 1999. Assistant Secretary and Assistant Treasurer of AIIG from December 1995 through May 1998. Director of AIIG from May 1995 to December 1999. Managing Partner of the Harris Consulting Group, LLC and a Partner in the consulting firm The Pivotal Factor, LLC. Managing Partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm, Chicago, Illinois, USA from 1978 to December 2003. Senior Managing Director of American Express Tax and Business Services from 1997 to December 2003. Partner of Altschuler Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to December 2003. Founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company, Ltd. (“ALAC”). Former Chairman of the Illinois CPA Society Insurance Liability Task Force. Former member of the governing council of the AICPA and former Vice Chairman, Secretary and Director of the Illinois CPA Society.

David N. Thompson, CPA, age 55, Director of the Company since July 1998. Assistant Secretary of the Company since September 1999. Director of AIIG from May 1998 to December 1999. He is Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace since 1996, and President of Insure Specialists Services, Inc. an insurance consulting firm since 2004. He also held positions as President and CEO of Millers American Group in 1998 and 1999, and Senior Vice President—Mergers and Acquisitions, at Meadowbrook Insurance Group, Inc., in 1998, and prior thereto he was the Practice Leader of the Alexander and Alexander Affinity Group, and Chairman, President and Chief Executive Officer of Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. Mr. Thompson is a CPA (inactive).

Directors Continuing in Office—term expiring in 2008

Jeffry I. Gillman, CPA, age 64, Director of the Company since February, 1999. Mr Gillman has been actively engaged in public accounting since 1964 and is currently President of Gillman & Shapiro, P.A., his CPA practice in Stuart, Florida. He is a former member of the AICPA Professional Liability Insurance Plan Committee, was a founding Trustee of the Florida Institute of CPAs Health Benefit Trust and was a Vice President of the Florida Institute of CPAs.

Irvin F. Diamond, CPA, age 64, Director of the Company since July 1999. Director of AIIG from February 1999 to December 1999. Principal in REDW Business & Financial Resources, LLC, a public accounting firm, since 1974. Current member of the Board of Directors of First National Bank of Santa Fe and Coopers, Inc., a closely-held apparel retailer. Former member and Vice President of the AICPA Board of Directors. Former President of the New Mexico Society of Certified Public Accountants. Mr. Diamond is a Certified Financial Planner, an AICPA Personal Financial Specialist, a Registered Investment Advisor and a Certified Valuation Analyst (C.V.A.).

Jerrell A. Atkinson, CPA, age 64, Director of the Company since September 1999. Founder of Business Advisory Services which provides business advice, damage assessment and mediation services. CPA (retired), founder of Atkinson & Company, Ltd. a certified public accounting firm, and senior director of Atkinson & Company, Ltd. from 1971 to 2000. Managing Director of Atkinson & Company, Ltd. from 1971 to 2000. Former member of the AICPA Life and Disability Insurance Committee and the AICPA Benevolent Fund, Inc. Former member of the AICPA Board of Directors, Finance Committee, P.C.P.S. Division of firms (Chairman—1990–1993) and M.A.P. Committee. Former President of the New Mexico Society of CPA’s. Mr. Atkinson is also a Certified Valuation Analyst (C.V.A.).

Executive and Director Compensation

Our executive officers are not compensated for serving in those capacities. Our full Board of Directors sets the compensation for the directors of the Company.

Our directors who are not employed by USA Risk Group (Bermuda) Ltd., the management company for AmerInst, receive an annual retainer of $15,000. They are also paid $700 per half day for each board meeting and $175 per hour for each committee meeting attended during the calendar year. All of our officer positions are filled by directors without any salary or other compensation. Directors are entitled to receive reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The chairman of the board, as well as the chairman of each committee, excluding nominating, receives an annual retainer of $5,000 each.

In addition to the standard arrangements described above, certain of our directors received compensation during 2005 on an hourly basis for performing special services, in the following amounts: Mr. Katch, $7,708; Mr. Harris, $20,341; Mr. Diamond, $6,103; Mr. Thompson, $21,000; Mr. Schiffman, $9,980; Mr. Atkinson, $1,400; and Mr. Gillman, $1,400. The total compensation of all directors in 2005 was $360,435.

We have a management agreement with USA Risk Group (Bermuda) Ltd., pursuant to which USA Risk Group (Bermuda) Ltd. has agreed to provide management services to us. This agreement is described under “Other Matters-Certain Transactions and Relationships.” Stuart Grayston, our President, and Murray Nicol, our Vice President and Treasurer, are employed by USA Risk Group (Bermuda) Ltd. and are both residents of Bermuda. Neither Mr. Grayston nor Mr. Nicol is separately compensated by us for serving as one of our directors or executive officers.

Meetings and Committees of the Board

There are seven standing committees of the Board of Directors during 2005, constituted as follows:

Committee	Members
Audit Committee	Messrs. Gillman (chair), Atkinson, and Schiffman
Finance Committee	Messrs. Harris (chair), Diamond, and Nicol
Investment Committee	Messrs. Thompson, Diamond (chair), and Nicol
Nominating Committee	Messrs. Harris and Diamond
Public Relations Committee	Messrs. Schiffman (chair), Atkinson, and Grayston
Shareholder Relations Committee	Messrs. Gillman, Atkinson (chair), and Grayston
Underwriting, Actuarial and Reinsurance Committee	Messrs. Harris, Thompson (chair), and Grayston

The seven standing committees, respectively, have and may exercise the full power of the Board of Directors, as to all matters relating to: the annual audit of our financial statements; review and approval of our fiscal year budget; our investment activity and consideration of various opportunities and options available to us; consideration of nominees to the Board of Directors; coordination of press releases and other communications with the public; ownership, transfer or redemption of our common shares; and the review and negotiation of reinsurance contracts.

The Board of Directors held a total of four meetings during 2005. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each committee of the Board on which such directors served.

During 2005, the audit committee met five times, the investment committee met four times, the finance committee met once, the nominating committee met once and the underwriting, actuarial and reinsurance committee met five times. During 2005, the shareholder relations committee and the public relations committee conducted their respective committee business without a meeting.

The Board of Directors has adopted a written charter for the audit committee (which was attached as Appendix A to our proxy statement for our 2004 Annual General Meeting). The audit committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board of Directors as to their suitability for recommendation to the stockholders for appointment, approve any material, non-audit services to be rendered by such independent auditors, and review and resolve any differences of opinion between such independent auditors and management concerning our financial statements. The audit committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Gillman, Atkinson and Schiffman are currently the members of the audit committee. Our Board of Directors has determined that all of the members of the audit committee satisfy the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

We do not have a formal policy regarding attendance by members of our Board of Directors at the annual general meetings, although we strongly encourage our directors to attend such meetings. All of our directors attended the 2005 Annual General Meeting.

Board Member Nominations

If you are a stockholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors at that meeting. The Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by a stockholder as recommendations submitted by any other person or entity. The Nominating Committee operates under a written charter, which is available at www.AmerInst.bm. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with evaluating them. Stockholders who wish the Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Shareholder Proposals for the 2007 Annual Meeting.” Our Board of Directors has determined that all of the members of the Nominating Committee are independent as that term is defined for purposes of the National Association of Securities Dealers’ listing standards.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with either the Company’s non-employee directors or the full Board. The chair of the Shareholder Relations Committee will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to the chair of the Shareholder Relations Committee, AmerInst Insurance Group, Ltd., c/o USA Risk Group (Bermuda), Ltd., Windsor Place, 18 Queen Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by the Secretary of the Company and all substantive communications will be referred to the chair of the Shareholder Relations Committee. All such communications will be reviewed and, if necessary, investigated and/or addressed by the chair of the Shareholder Relations Committee and the status of such communications will be reported to the non-employee directors or the full Board on a quarterly basis.

Report of the Audit Committee

Our audit committee consists of three directors, Mr. Gillman, Mr. Atkinson and Mr. Schiffman, all of whom are independent directors, as that term is defined for purposes of the National Association of Securities Dealers’ listing standards. Their report is as follows:

TO OUR FELLOW SHAREHOLDERS:

Management has primary responsibility for the integrity of our financial information. Deloitte & Touche has audited our financial statements in accordance with generally accepted auditing standards and expressed an opinion on our financial statements based on those audits. Your audit committee is responsible for overseeing the conduct of these activities by management and Deloitte & Touche.

As part of our responsibility, the audit committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche. The audit committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche that firm’s independence.

Based upon these reviews and discussions, the audit committee has recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the U.S. Securities and Exchange Commission.

By the Audit Committee:

Dated March 29, 2006

Jeffry I. Gillman, Chairman

Jerrell A. Atkinson

John T. Schiffman

ITEM 2—APPOINTMENT OF AUDITORS

Subject to your ratification, the audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche to serve as our independent auditors for 2006. Deloitte & Touche has been our independent auditor since we changed our domicile to Bermuda in 1999. We retained Deloitte & Touche due to its expertise with respect to Bermuda domiciled entities.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte & Touche for audit and other services for the periods indicated.

	2005	2004
Audit Fees	$110,000	$102,128
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$110,000	$102,128

For both 2005 and 2004, audit services consisted of the audit of our annual consolidated financial statements and the review of our quarterly financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditors on a case-by-case basis. In making such determinations, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte & Touche are expected to attend the annual meeting, and they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends that you vote “FOR” ratification of the appointment of

Deloitte & Touche as independent auditors for 2006.

ITEM 3—PROPOSAL TO INCREASE AUTHORIZED CAPITAL

The Board of Directors has approved, and recommends that shareholders approve, an increase in the Company’s authorized capital from $500,000 to $2,000,000 through the authorization of an additional 1,500,000 common shares, $1.00 par value. This would increase the Company’s total number of authorized shares from 500,000 to 2,000,000.

The Company is submitting this proposal to shareholders in part to permit the Company to issue a share dividend of two common shares for each one common share currently outstanding. The Board of Directors approved the share dividend (subject to shareholder approval of the increase in authorized shares) at a meeting on March 2, 2006. The Board of Directors believes that the share dividend will result in a book value per share more in line with per share values of similar companies.

The Board of Directors also believes that the increased number of authorized but unissued shares, even after giving effect to the share dividend, will give the Company more flexibility to effect transactions, such as its proposed rights offering to existing shareholders, announced on May 2, 2006 (which will require issuance of new shares if all of the shares held by Investco are sold in the proposed offering), that enhance the Company’s ability to expand its business activities. Other than the share dividend and the proposed rights offering, the Company has no present intention or understanding to issue any of the additional authorized shares.

Approval of the proposal to increase the number of authorized common shares requires the affirmative vote of a majority of the votes cast at the Annual General Meeting on the proposal.

The Board of Directors recommends that you vote FOR the proposal to increase the number of authorized common shares.

ITEM 4—SHAREHOLDER PROPOSAL

The Company has been advised by Bruce W. Breitweiser, Managing Partner, Dunbar, Breitweiser & Company, LLP, 202 North Center Street, Bloomington, Illinois 61701, the owner or beneficial owner of 294 shares of common stock, that he intends to present at the annual general meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal or its supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal

“Resolved that the shareholders of AmerInst Insurance Group, Ltd. recommend the AmerInst Insurance Group, Ltd. Board of Directors take whatever steps necessary, including changing the bye-laws, to remove voting rights from its shares owned by AmerInst Investment Company, Ltd.”

Supporting Statement Submitted by Mr. Breitweiser

“I served as a Director of AmerInst Insurance Group, Ltd. (AmerInst), and its predecessor Company, AmerInst Insurance Group, Inc., from 1991 to 2003. My last positions were Vice-chairman of the Board of Directors and chairman of the audit committee. The only director with longer service is Chairman Katch.

The market for CPA shareholders of AmerInst desirous of selling their shares (and for estates of deceased shareholders) is the redemption of such shares by a wholly-owned subsidiary, AmerInst Investment Company, Ltd. (Investco). The voting proxy for Investco-owned shares is given to Board members of its parent company, AmerInst.

Only CPA shareholders should have voting rights. At September 30, 2005, Investco owned 103,600 shares, or over 31% of the shares of AmerInst. The Board practice to provide liquidity to CPA shareholders through redemption will increase the holdings of Investco and increase the control block of votes for Board proxy. When 58,400 more shares are redeemed the Board will control 51% of AmerInst.

My 2005 shareholder proposal to prohibit Investco from voting the shares of AmerInst it owns was supported by a 61% majority of the voting CPA shareholders. The Chairman acknowledged at the annual meeting the clear significance of this result.

The Board has adopted only a policy to abstain from voting the shares in certain circumstances.

Notwithstanding a debate of terminology of treasury shares or shares held by subsidiary, these shares are eliminated on the AmerInst consolidated balance sheet. Voting of treasury shares is illegal for companies domiciled in the United States.

The primary purpose of the No Voting Rights for Subsidiary-owned Shares Resolution is to recommend the Board of Directors to comply with the intent of United States laws. Regardless of whether legal under Bermuda law, I again state, from my personal experience on the Board of AmerInst, the control voting of Investco shares was not a reason for moving the Company to Bermuda.

The No Voting Rights for Subsidiary-owned Shares Resolution also gives all AmerInst CPA shareholders the opportunity to send another clear message to the Board that they oppose the present ability of the Board being able to influence, and possibly control, the outcome of any shareholder vote.

I URGE YOUR SUPPORT VOTE FOR THIS RESOLUTION,

THANK YOU”

Statement by the Board of Directors Against the Shareholder Proposal

The Board is unanimously opposed to adoption of the resolution proposed by Mr. Bruce W. Breitweiser (the “Breitweiser Proposal”), because the Breitweiser Proposal will be difficult to properly implement under Bermuda law, would interfere with the ability of the Company’s shareholders and directors to exercise their fiduciary duties in managing the Company, and the material substantive concerns raised by Mr. Breitweiser have been addressed by the Board policy described below.

Background

During the latter half of 2003, Mr. Breitweiser wrote AmerInst seeking the Board’s endorsement of a proposed offer by him to purchase all of AmerInst’s shares at 75% of book value, subject to downward adjustments. Mr. Breitweiser renewed and raised his offer in September 2004 to 82.57% of book value. The stated purpose of these proposals was to “maximize” shareholder value. With adjustments, his increased proposed purchase price would have been less than both AmerInst’s current redemption price available to retired or deceased shareholders, and the $60 per share paid in the Company’s tender offer completed in January 2005.

Mr. Breitweiser’s initial request prompted a comprehensive review by the Board of the then current business of AmerInst, its history, its prospects, and, most importantly, its fundamental corporate purpose. This review included discussions with CNA, which reaffirmed that AmerInst’s reinsurance of the CNA accountants professional liability programs—which are endorsed by the AICPA—provides significant value to those insureds, as well as to the accounting profession generally. Based on its detailed review, the Board rejected Mr. Breitweiser’s proposals because they would undermine the basic mission of AmerInst and because the price offered was inadequate for a controlling interest in AmerInst.

AmerInst commenced business in 1988 to provide a stabilizing influence on the scope, pricing and availability of accountants professional liability insurance for individual CPA practitioners and local CPA firms.

During the three years prior to AmerInst’s formation, the market for accountants malpractice insurance had severely deteriorated: the number of commercial underwriters covering that risk had declined from 18 to 3; policy limits were sharply reduced; coverage was restricted; and premium rates were increased by as much as 1,000%. These conditions caused many practitioners to reduce their coverage, and some to forgo professional liability insurance entirely.

That crisis caused the AICPA, through its Professional Liability Insurance Plan Committee (“PLIP Committee”), to explore possibilities for ameliorating the adverse and deteriorating market conditions. The result was the formation of AmerInst, which initially was intended to directly insure individual CPAs and local CPA firms, with its shareholders to have priority in obtaining malpractice coverage from it. When the market for accountants professional liability insurance improved sooner than expected, this intention evolved into AmerInst reinsuring the primary commercial insurance underwriter endorsed by the PLIP Committee. Since its formation, AmerInst has reinsured the commercial malpractice program endorsed by the AICPA. CNA has been so endorsed and reinsured by AmerInst, and CNA currently insures about 24,000 individual practitioners and local firms throughout the country.

Consistent with its original purpose, AmerInst remains as a stand-by direct insurer of accountants professional liability for individual CPAs and local firms if the commercial market becomes unwilling or unable to offer such coverage for a reasonable premium and on other reasonable terms. Under current conditions, this is not a hypothetical role. The casualty market has severely hardened in the last few years for accountants professional liability and other professional liability lines. The causes for this include a national litigious culture which now looks to professionals to cover business disappointments; tensions over alleged inherent conflicts between the duties of a consultant and of an auditor; downward pressure on audit fees; and new obligations imposed by the Sarbanes-Oxley legislation and the tax shelter rules. The result is that the Big 4 have come close to becoming uninsurable in the commercial market. Regional accounting firms are facing highly selective underwriting, severe premium increases and restrictions in coverage, which have induced Accountants’ Liability Assurance Company Ltd. (a captive insurance company owned by regional and large local accounting firms) to recommence underwriting after withdrawing five years earlier from the then soft market. Over the last three years, a majority of individual practitioners and local firms have experienced sizable rate increases year after year.

To fulfill its potential role as a direct underwriter, AmerInst has regularly reinvested a portion of its earnings to increase its net worth, which has grown from an initial $7.4 million to $19.0 million as of December 31, 2005, after the payment of regular annual dividends since 1995 totaling about $8.0 million, a $3.5 million special dividend in January of 2004, and the payment of approximately $3.9 million to tendering shareholders pursuant to the Company’s self-tender offer in January 2005. AmerInst has been profitable in 14 of 17 full years of operation, even though its loss reserving, under the guidance of its independent actuaries, has been conservative. Thus, each shareholder has stand-by protection from AmerInst for malpractice coverage, which is essential for the conduct of an individual’s or a firm’s professional practice. AmerInst’s existing net worth would, under Bermuda insurance regulations, permit it to provide, at current market premium rates, $1,000,000 of primary malpractice coverage to each of its shareholders, with considerable unused capacity available to underwrite individual practitioners and local accounting firms that are not shareholders.

After his initial attempt to acquire the Company failed, Mr. Breitweiser submitted a proposal at the Company’s 2004 annual general meeting calling for the Board of Directors to pursue a sale of the Company. Excluding the shares owned by AmerInst Investment Company, Ltd. (“Investco”), this proposal received affirmative votes from less than 19% of the Company’s shares, or approximately 44% of those voting (other than Investco). Following his second attempt to acquire the Company, a proposal virtually identical to Mr. Breitweiser’s 2004 proposal was submitted by another shareholder at the 2005 annual general meeting. Excluding Investco’s share holdings, this proposal received affirmative votes from less than 17% of the shares outstanding and approximately 42% of the shares voting. In that year, Mr. Breitweiser submitted a separate proposal, very similar to his current proposal, as follows:

“Resolved that the shareholders of AmerInst Insurance Group, Ltd. require the AmerInst Insurance Group, Ltd. Board of Directors to immediately discontinue the practice of voting shares of AmerInst Insurance Group, Ltd. owned by AmerInst Investment Company, Ltd., (treasury shares).”

This proposal received affirmative votes from approximately 23.4% of the shares outstanding, or approximately 59% of the shares voted, in each case excluding shares held by Investco.

In response to these results, the Company’s Board of Directors studied the issues relating to the voting of Company shares held by Investco. This resulted in the adoption of a policy which stated that Investco will not vote Company shares held by it in director elections, except to attain a quorum, and will not vote those shares on shareholder resolutions if more than 50% of all shares outstanding, other than Investco shares, vote in favor of the resolution. This policy was announced in a letter dated September 30, 2005 from the Company’s Chairman to shareholders.

Despite the adoption of this policy by the Board, Mr. Breitweiser again has requested the inclusion in the proxy materials for the 2006 Meeting of a proposal (the Breitweiser Proposal) relating to the Company shares held by Investco. The Breitweiser Proposal would recommend that the Board take whatever steps are necessary to remove voting rights from the Company shares held by Investco.

Reasons for the Board’s Opposition

Prior to beginning his attempts to acquire the Company, Mr. Breitweiser had not objected to the voting of shares held by Investco, and in fact acted as a co-proxy in voting such shares on several occasions. The Board therefore believes that Mr. Breitweiser is making yet another proposal in an effort to remove a perceived obstacle to his acquisition of the Company. The Company has had to expend significant time, money and resources in addressing Mr. Breitweiser’s attempts to acquire the Company, which the Board believes would not benefit any shareholder but Mr. Breitweiser, and in addressing his numerous shareholder proposals, which the Board also believes would not benefit any other shareholder.

Mr. Breitweiser uses incorrect and inapplicable language in his proposal and supporting statement, insofar as he declares the practice of voting treasury shares to be illegal for companies domiciled in the United States. Treasury shares are shares of a Company’s stock that are reacquired by the issuing company and that are considered issued but not outstanding. The shares owned by Investco were not acquired by the Company, remain outstanding under Bermuda law, and therefore are not treasury shares. The voting of those shares is permitted without restriction under the Bermuda Companies Act 1981, the law where the Company is domiciled.

Contrary to Mr. Breitweiser’s implication that the ownership of shares by Investco serves to enhance the Board’s control, the reason for the repurchase and holding of shares by Investco is that such ownership permits the Company to realize tax and regulatory advantages that would not be available if the shares were, in fact, held as treasury shares.

Because the shares held by Investco are deemed to be outstanding under Bermuda law, they are an asset of Investco and of the consolidated group, requiring the boards of both the Company and Investco, in the exercise of their fiduciary duties, to determine how that asset is best utilized — including whether to hold or sell the shares, how to vote the shares, and whether such shares should have voting rights. Moreover, because that decision may directly affect the Company’s fortunes, the boards’ fiduciary duty with respect to those shares is heightened. For example, the Board could determine it to be in the Company’s best interest to utilize the shares held by Investco in a transaction involving the sale or exchange of those shares. Because non-voting shares typically have lower values than otherwise equivalent voting shares, the Breitweiser Proposal could make any such transaction difficult or impossible to accomplish by reducing the value of shares held by Investco.

The policy adopted by the Board, described earlier, was designed to avoid the possible negative consequences of limiting the boards’ exercise of their fiduciary duties while addressing the material substantive concerns raised by Mr. Breitweiser. Specifically, the policy adopted by the Board effectively prevents the Board from affecting the election of directors or preventing any shareholder action supported by a majority of outstanding shares, while preserving the ability of both the Company’s and Investco’s boards to continue to exercise their fiduciary duty with respect to this asset.

Finally, after consultation with Bermuda counsel, the Board believes the proposal would be difficult, and perhaps impossible, to properly implement under Bermuda Law for the following reasons:

•	The Proposal would limit the Directors’ ability to freely exercise their fiduciary duty, as required under Bermuda law.

•	The Proposal would have the effect of making the common shares owned by Investco a separate class of stock, which under Bermuda law requires the separate approval of the holders of that class of stock. To meet this requirement, ironically the board of Investco would have to vote the shares held by Investco to prohibit voting them in the future.

•	The shareholder approval described above would require that the directors of Investco vote to disenfranchise shares held by Investco without regard to their fiduciary duties, including the fact that the withdrawal of voting rights could reduce the value of the shares, as described earlier. Any such reduction in value would have the effect of reducing the amount of premiums that could be written by the Company’s subsidiary, AmerInst Insurance Company, Ltd.

For the foregoing reasons, the Board believes that it cannot properly implement the Breitweiser Proposal, and that even if it could, doing so would have the potential to seriously impede the normal fiduciary governance of the Company by its Board. That is why the Board adopted its policy regarding the voting of Company shares by Investco, rendering the Breitweiser Proposal functionally moot.

To preserve the shareholders’ and Board’s ability to exercise its fiduciary duties to effectively manage the Company, the Board recommends that you vote “AGAINST” the Breitweiser Proposal.

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2006, with respect to beneficial ownership of our common shares by each person who, to our knowledge, is a holder of more than 5% of our common shares and each of our directors, director nominees and officers and all directors and officers as a group.

Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of March 31, 2006, and has been supplied by each of the persons included in the table.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
AmerInst Investment Company, Ltd.(2)	106,193	32.0%
Ronald S. Katch, CPA(3)	400	*
Jerrell A. Atkinson, CPA	216	*
Irvin F. Diamond, CPA	2,000	*
Jeffry I. Gillman, CPA	100	*
Jerome A. Harris, CPA	817	*
John T. Schiffman	51	*
David N. Thompson, CPA	329	*
Stuart Grayston	—	*
Murray Nicol, CA	—	*
All Directors and Officers as a Group (9 Persons)	3,913	1.2%

*	Represents less than 1% of our outstanding common stock.
(1)	The address of each such person is c/o USA Risk Group of Bermuda, Ltd., Windsor Place, 18 Queen Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)	AmerInst Investment Company, Ltd. is a wholly-owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the common shares held by it. AmerInst Investment Company, Ltd. has indicated that it intends to vote the common shares held by it for each of the board’s nominees for director (if necessary to achieve a quorum), for the appointment of Deloitte & Touche, for the proposal to increase the number of authorized shares and, subject to the Board’s policy described earlier, against the shareholder proposal.
(3)	Katch, Tyson & Company, CPAs, of which Mr. Katch is a partner, is the record and beneficial owner of the common shares shown and has sole voting and investment power with respect to those common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership with the U.S. Securities and Exchange Commission. They also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the forms we received, we believe that during 2005 all filing requirements were fulfilled.

Certain Transactions and Relationships

Since 1967 the AICPA has sponsored the AICPA Professional Liability Insurance Plan. The initial and historical business of AmerInst Insurance Group, Ltd., has been to act as a reinsurer of professional liability insurance policies having effective dates on or after April 1, 1988, that are issued by the primary insurer under the AICPA Sponsored Plan. This business is conducted through an insurance company subsidiary.

The Professional Liability Insurance Plan Committee (PLIP) of the AICPA evaluates the AICPA Sponsored Plan periodically in order to effect changes that the committee believes will result in a stable and competitively priced source of professional liability insurance coverage for accounting firms insured under the Sponsored Plan. To that end, the PLIP Committee was involved in the organization of AIIG and its insurance company subsidiary, including the selection of the initial directors of AIIG. However, the AICPA does not direct the affairs of, is not responsible for any obligations of, nor does it receive any direct or indirect economic benefit from, us.

Although we have entered into reinsurance agreements with the primary insurer under the AICPA Sponsored Plan and intend to cooperate with the AICPA in the provision, through such reinsurance agreements and otherwise, of reinsurance capacity for the AICPA Sponsored Plan, we have no contractual right to long-term involvement in the AICPA Sponsored Plan. Similarly, other than as provided by the previously mentioned reinsurance agreements, we are not obligated to use our reinsurance capacity as part of the AICPA Sponsored Plan and may, in the discretion of our board of directors, provide reinsurance for accountants’ professional liability coverage in programs not sponsored by the AICPA.

USA Risk Group (Bermuda) Ltd. provides management services to us pursuant to a management agreement. We paid to USA Risk Group (Bermuda) Ltd. $212,500 pursuant to this agreement during 2005. Mr. Grayston, a director and President of the Company, and Mr. Nicol, a director, Vice President and Treasurer of the Company, are the President and Senior Account Manager and Vice President, respectively, of USA Risk Group (Bermuda) Ltd.

Annual Report to Stockholders

We have mailed this proxy statement to each stockholder entitled to vote at the annual meeting. A copy of our 2005 annual report accompanies this proxy statement. Included in the 2005 annual report are our consolidated financial statements for the fiscal year ended December 31, 2005. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 by contacting the Shareholder Services Division in writing at P.O. Box 1330, Montpelier, Vermont 05601; by phone at 800-422-8141; or via the Internet at www.AmerInst.bm. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be laid before the annual meeting, but no stockholder action will be required concerning those statements.

Solicitation of Proxy

We will pay the expenses of the preparation of the proxy materials and the solicitation by the board of directors of your proxy. We have retained The Altman Group, Inc. to assist us in the tabulation of proxies, for which we will pay an aggregate fee of $1,500 plus reimbursement of expenses. Our directors, officers and employees and USA Risk Group (Bermuda) Ltd., our management company, none of whom will receive any additional compensation for soliciting, may solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.

Shareholder Proposals for the 2007 Annual Meeting

Under U.S. Securities and Exchange Commission rules, stockholders who intend to present a proposal at the 2007 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Secretary, AmerInst Insurance Group, Ltd., c/o USA Risk Group (Bermuda) Ltd., Windsor Place, 18 Queen Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. We must receive the proposal no later than January 4, 2007. We will be entitled to exercise discretionary proxy authority with respect to any other proposals presented by stockholders at that meeting unless we are notified of such proposals no later than March 20, 2007.

By order of the Board of Directors

RONALD S. KATCH

Chairman of the Board

AmerInst Insurance Group, Ltd.

AMERINST INSURANCE GROUP, LTD.	PROXY

This Proxy is solicited on behalf of the Board of Directors

for the Annual General Meeting to be held June 1, 2006.

Ronald S. Katch and Jerome A. Harris, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. which the undersigned may be entitled to vote at the Annual General Meeting to be held on June 1, 2006, or at any adjournment thereof, as specified on the reverse side of this card.

The Company’s directors recommend a vote FOR the election of the three director nominees listed, a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent auditors, and a vote FOR the proposal to increase the Company’s authorized shares. The Company’s directors recommend a vote AGAINST proposal 4. The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company’s directors. If other business is presented at said meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE BELOW AND

RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Date , 2006

Signature(s)
(please sign below exactly as your name or names appears in our records)

Print Name

E-mail:

Tel#:

(Continued on reverse side.)

If you plan to attend the annual meeting please check this box.  ☐

If address change has been noted on the

reverse side of this card please check this box.  ☐

AMERINST INSURANCE GROUP, LTD.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. 0

The Board of Directors recommends that you vote FOR all of the directors listed below, FOR ratification of the appointment of Deloitte & Touche, and FOR the proposal to increase the
Company’s authorized shares.
DIRECTORS RECOMMEND

1.	To elect Ronald S. Katch, Murray Nicol, and John T. Schiffman as directors.	FOR—>>>	FOR all nominees (except as indicated) [0]	WITHHOLD AUTHORITY for all nominees 0	WITHHOLD AUTHORITY for the following nominees only:

2.	To ratify the appointment of Deloitte & Touche as AmerInst Insurance Group, Ltd.’s independent auditors until the next annual meeting of stockholders at a remuneration determined by the board of directors.	FOR—>>>	For 0	Against 0	Abstain 0

3.	To approve the increase in the Company’s authorized shares.	FOR—>>>	For 0	Against 0	Abstain 0

The Board of Directors recommends that you vote AGAINST the shareholder proposal presented below.
DIRECTORS RECOMMEND

4.	Shareholder Proposal—”No Voting Rights for Subsidiary-owned Shares,” if properly presented at the meeting.	AGAINST—>>>	For 0	Against 0	Abstain 0

IMPORTANT: Please date this proxy and sign on the reverse side exactly as your name or names appear(s) in our records. If your shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. In order to ensure that your shares will be represented at the annual meeting, please complete, sign, date, and return this proxy promptly in the enclosed postage-prepaid envelope or by facsimile to The Altman Group, Inc. at (201) 460-1542.